EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zhanna Kelley CPA PC Zhanna Kelley, CPA 2323 Steinway Street, Long Island City, NY 11105 nys.cpa.tax@gmail.com 201-230-5498

To the Board of Directors and

The Shareholders of

MineralRite Corporation

325 N. St. Paul Street – Suite 3100

Dallas, TX 75201

Consent

We consent to the incorporation by reference in this Annual Report on Form 10-K of MineralRite Corporation of our report dated February 25, 2026, relating to the financial statements of MineralRite Corporation as of and for the year ended December 31, 2025.

We also consent to the reference to our firm under the caption “Item 14. Principal Accountant Fees and Services” in this Annual Report on Form 10-K.

/s/ Zhanna Kelley

Zhanna Kelley, CPA PC

Long Island City, New York

Auditor Firm ID: 6888

The engagement partner on the audit resulting in this independent auditor’s report is Zhanna Kelley.

February 25, 2026